                                                                 EXHIBIT 10.34

NUWAVE LOGO



                                                                March 24, 1997



Rave Engineering Corp.
and Prime Technology, Inc.


Ladies and Gentlemen:

     This letter agreement (the "Agreement") will confirm that the Licensing Agreement dated July 21, 1995 (the "Licensing Agreement") between Rave Engineering, Inc. ("Rave") and NUWAVE Technologies, Inc. ("NUWAVE"), formerly Nuwave Engineering, Inc. is amended so that there is excluded from the definition of Licensed Products and Licensed Technology the Game Engine Technology described on Exhibit A to this Agreement (the "Gaming Technology"), to the extent such technology is used in the delivery images which are part of interactive video games, such as arcade games or computer games ("Video Gaming").

     In return for the agreement provided for in the prior paragraph, Rave agrees to pay NUWAVE a fee equal to 2.5% on all net sales of the Gaming Technology and 25% of all Licensing Fees paid to it on account of the Gaming Engine Technology (the "Game Engine Payments"). The Game Engine Payments shall be made in the same manner as provided for in payments of Royalties pursuant to (and as defined in) Section VII of the License Agreement. In that connection, Rave agrees to submit any agreements with respect to the sale or sublicensing of the Game Engine Technology to NUWAVE for its review a reasonable time before such agreements become binding, and to consult with NUWAVE with respect to the terms thereof. Rave also agrees not to sell or otherwise dispose of the Gaming Technology unless the assignee agrees in writing with NUWAVE to be bound by the terms and conditions of this Agreement.

     In addition, each of the parties to this Agreement that the Gaming Technology and the Game Engine Payments are not subject to the Exclusive Agency Agreement between Prime and NUWAVE dated July 21, 1995.

Rave Engineering Corp.
and Prime Technology, Inc.
March 24, 1997
Page 2



     If the foregoing reflects your understanding, please acknowledge your agreement by signing and returning a copy of this Agreement.





                                      Very truly yours,

                                      NUWAVE TECHNOLOGIES, Inc.



                                     By: /s/ Jeremiah J. O'Brien
                                         --------------------------
                                         Authorized Signatory

AGREED TO THIS 25TH DAY OF MARCH, 1997

PRIME TECHNOLOGY, INC.



BY: /s/ Ted L. Wong
   ------------------------
   Authorized Signatory

RAVE ENGINEERING CORP.



BY: /s/ Lorrie J. Burnworth
   ------------------------
   Authorized Signatory

                                 EXHIBIT 1 OF 3


GAME ENGINE TECHNOLOGY


A live action video game with fully-controlled full motion may be created with this technology. The technology allows the manipulation of motion pictures by using multiple steams of video. A video game may be created in a short time cycle. The arcade unit is adaptable for the home if desired. The capability to play live video interactive games could have a beneficial impact on the video industry.
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                                 EXHIBIT 2 OF 3




                          LIVE VIDEO INTERACTIVE GAME

Rave Engineering Corporation has developed the only way to take a single video track and use it to contain up to 16 tracks of interactive live video in VHS like quality. The people will be responsive to front panel controls anywhere in any matrix.

In addition to the 16 (selectable) possible sequence tracks of live video, it is possible to have live or panned backgrounds and up to twelve token objects in any matrix displayed and moved under interactive user control with further overlays, alpha numerics and 16 sound tracks.

What does that mean? It means the joystick and fire buttons on the game panel can control the outcome and movement of real, live people in real, live produced video. You can control arms, legs, kicks, jumps, airplanes, gunfire, cars. You control the movement of live recorded prople. The people can be movie stars like VanDamme, Chuck Norris, Rambo and Schwartzenegger. They could be sports stars like Nolan Ryan, Magie Johnson and or others. Another important feature is that it is possible for the game engine to provide the ways and means whereby K-Mart and Toys-R-Us can put you, your kids, and your neighbors into the game at the time of your purchase or at the Arcade, just prior to game play, right there on the spot. Then your family comes out on the TV screen in real, live living color and you control them, there movements and actions. This will be the only way you will have your children under your complete control. They will look natural in action, on the screen.


The Game is VHS quality equivalent coming from an optical disc in an Arcade game and VHS tape in a home game. You control the actions and options with a neverstop to wait, but always producing action with a lightning fast 1/30 of a second response time that can deliver up to 16 action options plus a pan or live background noise, in addition to 12 token options accompanied by 16 channels of recorded audio mixed with two sound effects channels for outstanding stereo FX.

This Rave game can have one or two players each with a minimum eight options for one or two characters doing battle or any other event interaction.

This game can put your 11 year old dressed, in the game in his T-shirt and blue jeans.
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                                 EXHIBIT 3 OF 3


When he gets in trouble in the story he can transform (called metamorphose or morphing) into metalman just like the cop does in the movie Terminator II. With a flip of your joystick, right before your eyes he transforms into a ferocious, man-eating Bengal Tiger then, back to metalman, then into an African Bull Elephant that tips over a tank. Another joystick wave and he transforms into spiderman and series tall buildings another joystick movement then into Superman to save the girl and of course the world.

This engine can combine live action, real live video with graphics and animation to produce results like Roger Rabbit in Toon Town. We can also include integrated, interactive voice response. Which means you can carry on a simulated conversation with the character in the game. Yes, this system is also the very best interactive training system in existence.

This game can also be played over cable TV without adding any cable channels between households by the cable TV company. It could be possible to have world game interactive championships plus special time and date bonuses and the teaching of upgrade of skills and much more.

Raves' game engine and game editor can create the best games on earth and also at the same time dramatically cut the production cost over current game software technologies. I think this new breakthrough technology could propel the company that licenses it to the status of most profitable game company in the world by a considerable margin. Also, know that this technology of Raves' will also, for up to 16 mini movies or 4 high quality full screen movies to be recorded at once on a single video cassette.





If you believe in the incredible you will produce it.